Exhibit 99.1

Priceline.com Reports Financial Results for 2nd Quarter 2009

NORWALK, Conn., August 10, 2009 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 2nd quarter 2009. Gross travel bookings for the 2nd quarter, which refers to the total dollar value, inclusive of all taxes and fees, of all travel services purchased by consumers, were $2.38 billion, an increase of 12.8% over a year ago.

Priceline.com had revenues in the 2nd quarter of $603.7 million, a 17.5% increase over a year ago. The Company’s international operations contributed revenues in the 2nd quarter of $197.6 million, a 20.1% increase versus a year ago (approximately 38% growth on a local currency basis).  Priceline.com’s gross profit for the 2nd quarter was $305.2 million, a 20.3% increase from the prior year. The Company’s international operations contributed gross profit in the 2nd quarter of $196.6 million, a 20.2% increase versus a year ago (approximately 38% growth on a local currency basis).  The Company’s operating income in 2nd quarter 2009 was $109.4 million, a 35.1% increase from the prior year. Priceline.com had GAAP net income for the 2nd quarter of $67.0 million or $1.38 per diluted share, which compares to $49.8 million or $1.00 per diluted share in the same period a year ago.

Pro forma EBITDA for the 2nd quarter 2009 was $126.2 million, an increase of 24.6% over a year ago. Pro forma net income in the 2nd quarter was $99.0 million or $2.02 per diluted share, compared to $1.55 per share a year ago. First Call analyst consensus for the 2nd quarter 2009 was $1.75 per diluted share. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

“Despite a difficult economic climate, leisure travel demand for the summer peak season has been stronger than expected, driven in part by the availability of compelling discounts,” said priceline.com President and Chief Executive Officer Jeffery H. Boyd.  “Priceline.com’s 2nd quarter performance reflects the impact of improving demand, but also shows the impact of lower year over year unit prices.  Priceline.com continued to gain market share globally in the 2nd quarter as worldwide hotel room night reservations grew 44%, reflecting solid performance in the U.S., Europe and Asia.  Airline ticket sales grew 14% despite fee reductions introduced by our competitors during this period to compete with our low price positioning, and growth in rental car days was steady at 15%.  Internationally, our hotel business experienced gross travel bookings growth of 14%, or approximately 32% on a local currency basis.”

Looking forward, Mr. Boyd said, “Unemployment and the global economic downturn continue to affect travel spending, particularly high yield business travel, which places considerable strain on travel suppliers.  Suppliers have responded with promotions and discounts to spur leisure demand and we have offered distribution and advertising support for those efforts, which we believe has helped bolster occupancy and load factors.  Despite significant decreases in pricing,  priceline.com performed well in the first two quarters of this year and we believe our brands and service offerings have resonated with leisure travelers looking for the best value for their trips.

(more)

In the 3rd quarter, we intend to continue to invest in expansion of our international hotel platform, integration initiatives and marketing of our brands in an effort to offer consumers the best travel value and to offer suppliers value as a unique and efficient distribution channel.”

Forward Guidance

Priceline.com said it was targeting the following for 3rd quarter 2009:

•                  Year-over-year increase in total gross travel bookings of approximately 20% - 26%.

•                  Year-over-year increase in international gross travel bookings of approximately 21% - 29% (an increase of approximately 30% - 39% on a local currency basis).

•                  Year-over-year increase in domestic gross travel bookings of approximately 20%.

•                  Year-over-year increase in revenue of approximately 19% to 23%.

•                  Year-over-year increase in gross profit of approximately 23% to 27%.

•                  Pro forma EBITDA of approximately $178 million to $188 million.

•                  Pro forma net income of between $2.70 and $2.85 per diluted share.

The Company noted that because of the uncertainty of consumer behavior as a result of the worldwide recession, its actual performance during the 3rd quarter 2009 against the guidance above continued to be subject to greater variability than it had been in the past.

Pro forma guidance for the 3rd quarter 2009:

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes non-cash interest expense and gains or losses on debt extinguishment, if any, recorded pursuant to the provisions of FSP APB 14-1,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of certain of the pro forma adjustments,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on diluted common shares outstanding  related to outstanding convertible notes, and

•                  includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because pro forma net income has been adjusted to exclude stock-based compensation.

In addition, pro forma EBITDA excludes depreciation and amortization expense and includes the impact of foreign currency transactions and other expenses.

When aggregated, the foregoing adjustments are expected to increase pro forma EBITDA over GAAP operating income by approximately $20 million in 3rd quarter 2009.

In addition, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $30 million in the 3rd quarter 2009. On a per share basis, the Company estimates GAAP net income of approximately $2.15 to $2.30 per diluted share for the 3rd quarter 2009.

Effective January 1, 2009, we adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires cash settled convertible debt, such as our convertible senior notes, to be separated into debt and equity components at issuance and a value to be assigned to each.

The value assigned to the debt component is the estimated fair value, as of the issuance date, of a similar bond without the conversion feature. The difference between the bond cash proceeds and this estimated fair value, representing the value assigned to the equity component, is recorded as a debt discount and amortized to interest expense over the life of the bond. Although FSP APB 14-1 has no impact on our actual past or future cash flows, it requires us to adjust our previously issued financial statements and to record a significant amount of non-cash interest expense as the debt discount is amortized and may result in gains or losses on extinguishment that would not have occurred under previous GAAP.

The adoption of FSP APB 14-1 increased non-cash interest expense for the years ended December 31, 2008, 2007 and 2006 by approximately $26.1 million ($15.5 million net of tax), $28.2 million ($16.6 million net of tax), and $5.4 million ($3.2 million net of tax), respectively, and is estimated to increase fiscal year 2009 non-cash interest expense by approximately $18.4 million ($10.8 million net of tax), excluding the impact of future debt conversions, if any. The adoption of FSP APB 14-1 increased non-cash interest expense in the three months ended June 30, 2009 and 2008 by $4.8 million ($2.8 million net of tax) and $7.2 million ($4.2 million net of tax), respectively.

Information About Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the views of the Company’s management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

• adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major airline, or the outbreak of an epidemic or pandemic disease, such as the recent swine flu outbreak;

• adverse changes in the Company’s relationships with airlines and other product and service providers and vendors which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

• fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;

• the effects of increased competition, including the potential impact of increased pricing competition initiated by other on-line travel agents toward the end of 1st quarter 2009 in the form of reduced booking fees and/or the launch by competitors of an “opaque” travel offering;

• an adverse outcome in one or more of the hotel occupancy and other tax proceedings in which the Company is involved;

• a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

• our ability to expand successfully in international markets;

• the ability to attract and retain qualified personnel;

• difficulties integrating recent or future acquisitions, such as the 4th quarter 2007 acquisition of Agoda, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

• the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

• systems-related failures and/or security breaches, including, without limitation, “denial-of-service” type attacks on our system, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach; and

•legal and regulatory risks.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma EBITDA represents GAAP operating income excluding depreciation and amortization expense, plus foreign currency transactions and other expense and the pro forma adjustments relating to stock-based compensation expense and payroll taxes related to stock-based compensation described below.

Pro forma EBITDA, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Priceline.com believes that pro forma EBITDA, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods. These pro forma metrics, in particular pro forma EBITDA and pro forma net income, are not intended to represent funds available for priceline.com’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these pro forma metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. Pro forma financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•                  Stock-based compensation expense is excluded because it does not impact cash earnings and is reflected in earnings per share through increased share count.

•                  Payroll tax expense related to stock-based compensation is excluded for 2008 because the expense is driven primarily by stock option exercise and share award vesting activity and the market price of priceline.com’s common stock and often shows volatility unrelated to operating results.  As of January 1, 2009, we no longer exclude payroll tax expense related to stock-based compensation due to its relative insignificance to our consolidated financial statements.

•                  Interest expense related to the amortization of debt discount and gains or losses on debt extinguishment recorded in 2009, and in 2008 on a retrospective basis, pursuant to the provisions of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” are excluded because they are non-cash in nature. Pursuant to the provisions of FSP APB 14-1, certain debt issuance costs were reclassified to equity and are therefore no longer amortized in GAAP or pro forma earnings (as of January 1, 2009).

•                  Net income attributable to non-controlling interests is adjusted for the impact of certain of the pro forma adjustments described above.

•                  For calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above.

•                  fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” related to priceline.com’s convertible securities that increase the effective conversion price of the currently outstanding 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.

Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge in 2011 and 2013 if and when shares are delivered.

•                  all unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

About Priceline.com® Incorporated

Priceline.com Incorporated (Nasdaq: PCLN) www.priceline.com provides online travel services in 29 languages in 78 countries in Europe, North America, Asia, the Middle East and Africa. Included in the priceline.com family of companies is Booking.com, a leading international online hotel reservation service, priceline.com, a leading U.S. online travel service for value-conscious leisure travelers, and Agoda.com, an Asian online hotel reservation service.  Priceline.com believes that Booking.com is Europe’s largest and fastest growing hotel reservation service, with a network of affiliated Web sites. Booking.com operates in over 70 countries in 24 languages and offers its customers access to over 71,000 participating hotels worldwide.

In the U.S., priceline.com gives customers more ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises than any other Internet travel service. In addition to getting great published prices, leisure travelers can narrow their searches using priceline.com’s TripFilter advanced search technology, customize their search activity through priceline.com’s Inside Track features, create packages to save even more money, and take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available.  Priceline.com operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com. Priceline.com also licenses its business model to independent licensees.

###

Press Contact:

Brian Ek 203-299-8167  brian.ek@priceline.com

Investor Relations Contact:

Matthew Tynan 203-299-8487 matt.tynan@priceline.com

priceline.com Incorporated

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

		December 31,
	June 30,	2008
	2009	As Adjusted
ASSETS

Current assets:
Cash and cash equivalents	$333,449	$364,550
Restricted cash	1,283	2,528
Short-term investments	256,119	98,888
Accounts receivable, net of allowance for doubtful accounts of $7,715 and $8,429, respectively	150,045	92,328
Prepaid expenses and other current assets	37,278	23,463
Deferred income taxes	18,821	12,142
Total current assets	796,995	593,899

Property and equipment, net	29,669	29,404
Intangible assets, net	183,042	193,231
Goodwill	347,221	326,863
Deferred income taxes	130,224	153,955
Other assets	5,186	15,069

Total assets	$1,492,337	$1,312,421

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$77,168	$46,290
Accrued expenses and other current liabilities	101,974	77,713
Deferred merchant bookings	41,718	29,664
Convertible debt	297,878	317,910
Total current liabilities	518,738	471,577

Deferred taxes	46,584	48,933
Other long-term liabilities	20,961	18,010
Total liabilities	586,283	538,520

Convertible debt	58,602	75,075

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 48,937,460, and 47,664,766 shares issued, respectively	377	367
Treasury stock, 6,841,811 and 6,685,048 shares, respectively	(506,793)	(493,555)
Additional paid-in capital	2,217,085	2,176,556
Accumulated deficit	(852,111)	(944,145)
Accumulated other comprehensive income	(11,106)	(40,397)
Total stockholders’ equity	847,452	698,826

Total liabilities and stockholders’ equity	$1,492,337	$1,312,421

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
		2008		2008
	2009	As Adjusted	2009	As Adjusted

Merchant revenues	$392,822	$336,230	$729,856	$625,388
Agency revenues	204,485	173,249	324,711	283,181
Other revenues	6,434	4,497	11,232	8,586
Total revenues	603,741	513,976	1,065,799	917,155

Cost of revenues	298,503	260,251	552,231	482,327

Gross profit	305,238	253,725	513,568	434,828

Operating expenses:
Advertising - Offline	11,053	9,928	21,819	21,959
Advertising - Online	90,107	72,860	158,223	130,661
Sales and marketing	20,691	19,930	39,110	36,263
Personnel, including stock-based compensation of $11,264, $9,077, $21,858, and $19,016, respectively	44,864	39,644	84,374	76,528
General and administrative	14,728	14,209	29,516	25,995
Information technology	4,697	5,136	9,225	9,286
Depreciation and amortization	9,723	11,064	19,084	21,417

Total operating expenses	195,863	172,771	361,351	322,109

Operating income	109,375	80,954	152,217	112,719

Other income (expense):
Interest income	483	2,905	1,224	7,077
Interest expense	(6,505)	(9,521)	(13,310)	(19,582)
Foreign currency transactions and other	(3,880)	(11)	(63)	(5,095)
Total other income (expense)	(9,902)	(6,627)	(12,149)	(17,600)

Earnings before income taxes and equity in income (loss) of investees	99,473	74,327	140,068	95,119
Income tax expense	(32,495)	(23,258)	(48,036)	(29,764)
Equity in income (loss) of investees	33	(77)	2	(166)
Net income	67,011	50,992	92,034	65,189
Less: net income attributable to noncontrolling interests	—	1,154	—	1,575

Net income applicable to common stockholders of priceline.com Incorporated	$67,011	$49,838	$92,034	$63,614

Net income applicable to common stockholders per basic common share	$1.61	$1.29	$2.23	$1.65

Weighted average number of basic common shares outstanding	41,661	38,768	41,334	38,496

Net income applicable to common stockholders per diluted common share	$1.38	$1.00	$1.92	$1.28

Weighted average number of diluted common shares outstanding	48,479	49,948	47,924	49,585

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	June 30,
		2008
	2009	As Adjusted
OPERATING ACTIVITIES:
Net income	$92,034	$65,189
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,969	7,216
Amortization	12,115	14,473
Provision for uncollectible accounts, net	1,810	4,552
Deferred income taxes	18,549	4,296
Stock-based compensation expense	21,858	19,016
Amortization of debt issuance costs	1,002	1,304
Amortization of debt discount	10,236	14,916
(Gain) loss on extinguishment of debt	(3,130)	41
Equity in (income) loss of investees	(2)	166
Changes in assets and liabilities:
Accounts receivable	(55,322)	(63,082)
Prepaid expenses and other current assets	(751)	(600)
Accounts payable, accrued expenses and other current liabilities	59,668	64,116
Other	3,185	1,681
Net cash provided by operating activities	168,221	133,284
INVESTING ACTIVITIES:
Purchase of investments	(310,798)	(102,855)
Maturity of investments	162,045	135,203
Additions to property and equipment	(8,114)	(7,027)
Acquisitions and other equity investments, net of cash acquired	—	(531)
Change in restricted cash	1,248	(1,623)
Purchase of shares held by noncontrolling interest	—	(30,386)
Net cash used in investing activities	(155,619)	(7,219)
FINANCING ACTIVITIES:
Payments related to conversion of senior notes	(36,505)	(49,850)
Repurchase of common stock	(13,238)	(3,405)
Proceeds from exercise of stock options	6,498	3,708
Excess tax benefit on stock-based compensation	1,342	1,077
Net cash used in financing activities	(41,903)	(48,470)
Effect of exchange rate changes on cash and cash equivalents	(1,800)	8,114
Net increase / (decrease) in cash and cash equivalents	(31,101)	85,709
Cash and cash equivalents, beginning of period	364,550	385,359
Cash and cash equivalents, end of period	$333,449	$471,068

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$29,372	$15,977
Cash paid during the period for interest	$2,297	$3,698

priceline.com Incorporated

UNAUDITED RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

(In thousands, except per share data)

		Three Months Ended June 30,		Six Months Ended June 30,
RECONCILIATION OF GAAP OPERATING INCOME			2008		2008
TO PRO FORMA EBITDA		2009	As Adjusted	2009	As Adjusted

	GAAP Operating income	$109,375	$80,954	$152,217	$112,719

(a)	Amortization of acquired intangible assets in Cost of revenues	—	—	—	272
(b)	Stock-based compensation	11,264	9,077	21,858	19,016
(c)	Stock-based compensation payroll taxes	—	186	—	673
(i)	Depreciation and amortization	9,723	11,064	19,084	21,417
(j)	Foreign currency transactions and other	(3,880)	(11)	(63)	(5,094)
(f)	(Gain) loss on extinguishment of debt	(260)	41	(3,130)	41

	Pro Forma EBITDA	$126,222	$101,311	$189,966	$149,044

		Three Months Ended June 30,		Six Months Ended June 30,
RECONCILIATION OF GAAP TO PRO FORMA NET INCOME APPLICABLE TO			2008		2008
COMMON STOCKHOLDERS		2009	As Adjusted	2009	As Adjusted

	GAAP Net income applicable to common stockholders of priceline.com Incorporated	$67,011	$49,838	$92,034	$63,614

(a)	Amortization of acquired intangible assets in Cost of revenues	—	—	—	272
(a)	Amortization of acquired intangible assets in Depreciation and amortization	6,210	7,456	12,115	14,201
(b)	Stock-based compensation	11,264	9,077	21,858	19,016
(c)	Stock-based compensation payroll taxes	—	186	—	673
(d)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	9,717	4,955	17,148	4,019
(e)	Impact on noncontrolling interests of other pro forma adjustments	—	(252)	—	(575)
(f)	Amortization related to FSP APB 14-1	5,039	7,170	10,236	14,559
(f)	(Gain) loss on extinguishment of debt	(260)	41	(3,130)	41

	Pro Forma Net income applicable to common stockholders of priceline.com Incorporated	$98,981	$78,471	$150,261	$115,820

		Three Months Ended June 30,		Six Months Ended June 30,
RECONCILIATION OF GAAP TO PRO FORMA NET INCOME APPLICABLE TO			2008		2008
COMMON STOCKHOLDERS PER DILUTED COMMON SHARE		2009	As Adjusted	2009	As Adjusted

	GAAP weighted average number of diluted common shares outstanding	48,479	49,948	47,924	49,585

(g)	Adjustment for Conversion Spread Hedges	(677)	(672)	(797)	(719)
(h)	Adjustment for restricted stock, restricted stock units and performance units	1,196	1,229	1,117	1,135

	Pro Forma Weighted average number of diluted common shares outstanding	48,998	50,505	48,244	50,001

	Net income applicable to common stockholders per diluted common share
	GAAP	$1.38	$1.00	$1.92	$1.28

	Pro Forma	$2.02	$1.55	$3.11	$2.32

(a)	Amortization of acquired intangible assets is recorded in Cost of revenues and Depreciation and amortization.
(b)	Stock-based compensation is recorded in Personnel expense.
(c)

Stock-based compensation payroll taxes are recorded in General and administrative expense. As of January 1, 2009, we no longer exclude payroll tax expense related to stock-based compensation due to its relative insignificance to our consolidated financial statements.

(d)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes are recorded in Income tax expense.
(e)	Impact on noncontrolling interests of other pro forma adjustments are recorded in Net income attributable to noncontrolling interests.
(f)

Non-cash interest expense related to the amortization of debt discount and (gain) loss on debt extinguishment, pursuant to the provisions of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” are recorded in Interest expense and Foreign currency transactions and other, respectively.

(g)

Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the currently outstanding Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(h)

All shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

(i)	Depreciation and amortization are excluded from Operating income to calculate EBITDA.
(j)	Foreign currency transactions and other are added to Operating income to calculate EBITDA.

priceline.com Incorporated

Statistical Data

In thousands

(Unaudited)

Gross Bookings	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09

Domestic	$478,812	$547,787	$602,205	$525,571	$720,968	$872,284	$799,578	$688,923	$851,157	$964,464
International**	519,679	687,124	788,478	679,760	1,037,644	1,237,681	1,250,850	792,190	1,092,427	1,414,714
Total	$998,491	$1,234,911	$1,390,683	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178

Agency	$710,528	$919,260	$1,042,619	$912,698	$1,370,119	$1,656,775	$1,603,693	$1,108,024	$1,469,956	$1,824,618
Merchant**	287,963	315,651	348,064	292,633	388,493	453,190	446,734	373,089	473,628	554,560
Total	$998,491	$1,234,911	$1,390,683	$1,205,331	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178

Year/Year Growth
Domestic	1.0%	-4.0%	19.3%	24.2%	50.6%	59.2%	32.8%	31.1%	18.1%	10.6%
International	90.5%	92.7%	97.9%	113.0%	99.7%	80.1%	58.6%	16.5%	5.3%	14.3%
excluding F/X impact	74.5%	79.6%	83.4%	89.9%	75.0%	55.8%	44.7%	27.6%	23.5%	32.4%

Agency	47.9%	50.9%	73.7%	85.9%	92.8%	80.2%	53.8%	21.4%	7.3%	10.1%
Merchant	8.1%	-0.8%	15.0%	16.4%	34.9%	43.6%	28.3%	27.5%	21.9%	22.4%

Total	33.7%	33.2%	54.0%	62.4%	76.1%	70.9%	47.4%	22.9%	10.5%	12.8%

Units Sold	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09

Hotel Room-Nights	5,955	7,242	7,964	6,616	9,375	10,879	11,434	9,126	12,785	15,665
Year/Year Growth	43.4%	45.0%	52.0%	55.1%	57.4%	50.2%	43.6%	38.0%	36.4%	44.0%

Rental Car Days	2,003	2,278	2,338	2,002	2,612	2,815	2,333	2,224	3,014	3,237
Year/Year Growth	23.6%	13.9%	14.4%	11.9%	30.4%	23.6%	-0.2%	11.1%	15.4%	15.0%

Airline Tickets	639	687	819	790	1,169	1,362	1,186	1,135	1,496	1,551
Year/Year Growth	-12.2%	-16.3%	23.0%	34.4%	83.0%	98.2%	44.8%	43.7%	28.0%	13.9%

	1Q07	2Q07	3Q07	4Q07	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09

Revenue	$301,389	$355,880	$417,287	$334,853	$403,180	$513,976	$561,609	$406,041	$462,058	$603,741
Year/Year Growth	24.6%	15.7%	33.1%	28.8%	33.8%	44.4%	34.6%	21.3%	14.6%	17.5%

Gross Profit	$119,717	$157,211	$202,331	$160,152	$181,103	$253,725	$316,078	$205,065	$208,330	$305,238
Year/Year Growth	65.7%	48.6%	63.8%	60.9%	51.3%	61.4%	56.2%	28.0%	15.0%	20.3%

Gross Bookings represent the total dollar value of travel booked, inclusive of taxes and fees.

** Includes $37.5 million, $32.4 million, $24.2 million, $24.6 million and $13.4 million of Agoda gross bookings in 4Q08, 3Q08, 2Q08, 1Q08 and 4Q07, respectively since acquisition on November 6, 2007.

priceline.com Incorporated

Estimated Impact of Share Price Movements on Weighted Average GAAP and Pro Forma Diluted Shares Outstanding

In millions

(Unaudited)

The following table is intended to demonstrate the estimated potential impact of share price movements on the number of equivalent shares included in the fully diluted share count used to calculate diluted earnings per share.  Actual results are likely to differ due to the impact of option exercises, equity repurchases, issuances and forfeitures of restricted stock, restricted stock units and performance share units, any conversions of our convertible notes and the elimination of the anti-dilutive impact of our conversion spread hedges associated with the convertible notes converted prior to maturity. The table below is for illustrative purposes only; the Company is unable to predict its future stock price and the Company’s stock could trade below or above the per share prices in the table below.

		Estimated Weighted Average Number of Diluted Shares Outstanding
		GAAP		Adjustments(1)		Pro Forma
		3Q09	2009	3Q09	2009	3Q09	2009
Closing Share Price Assumption(2)	$60.00	48.0	47.2	0.4	0.3	48.4	47.5
	$65.00	48.2	47.3	0.3	0.3	48.5	47.6
	$70.00	48.3	47.4	0.4	0.4	48.7	47.8
	$75.00	48.4	47.4	0.4	0.5	48.8	47.9
	$80.00	48.5	47.5	0.4	0.4	48.9	47.9
	$85.00	48.6	47.6	0.5	0.4	49.1	48.0
	$90.00	48.7	47.7	0.5	0.4	49.2	48.1
	$95.00	48.8	47.7	0.5	0.5	49.3	48.2
	$100.00	48.9	47.8	0.5	0.5	49.4	48.3
	$105.00	49.0	47.9	0.5	0.5	49.5	48.4
	$110.00	49.0	47.9	0.6	0.6	49.6	48.5
	$115.00	49.1	48.0	0.6	0.5	49.7	48.5
	$120.00	49.2	48.1	0.5	0.5	49.7	48.6
	$125.00	49.2	48.1	0.6	0.6	49.8	48.7
	$130.00	49.3	48.2	0.6	0.5	49.9	48.7
	$135.00	49.4	48.2	0.6	0.6	50.0	48.8
	$140.00	49.4	48.3	0.6	0.5	50.0	48.8
	$145.00	49.5	48.3	0.6	0.6	50.1	48.9
	$150.00	49.5	48.4	0.7	0.6	50.2	49.0
	$155.00	49.6	48.4	0.6	0.6	50.2	49.0
	$160.00	49.6	48.5	0.7	0.6	50.3	49.1

(1) Reflects the anti-dilutive impact of the “Conversion Spread Hedges” associated with convertible notes that remain outstanding to maturity and the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance shares units because pro forma net income has been adjusted to exclude stock-based compensation.

(2) Estimated weighted average number of diluted shares outstanding is estimated as follows:

3Q09: Uses actual daily share prices from July 1, 2009 through August 7, 2009, and the closing share price assumption from August 10, 2009 through September 30, 2009.

2009:  Uses actual daily share prices from January 1, 2009 through August 7, 2009, and the closing share price assumption from August 10, 2009 through December 31, 2009.